Exhibit 99.02
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended December		Year-to-Date December
	2012	2011	2012	2011
Consolidated Earnings–As Reported
(See Notes)
Traditional Operating Companies	$349	$248	$2,146	$2,052
Southern Power	31	24	175	162
Total	380	272	2,321	2,214
Parent Company and Other	3	(11)	29	(11)
Net Income–As Reported	$383	$261	$2,350	$2,203

Basic Earnings Per Share	$0.44	$0.30	$2.70	$2.57

Average Shares Outstanding (in millions)	869	865	871	857
End of Period Shares Outstanding (in millions)			868	867

	Three Months Ended December		Year-to-Date December
	2012	2011	2012	2011
Consolidated Earnings–Excluding Items
(See Notes)
Net Income–As Reported	$383	$261	$2,350	$2,203
MC Asset Recovery Insurance Settlement, net	—	—	(21)	—
Net Income–Excluding Items	$383	$261	$2,329	$2,203

Basic Earnings Per Share–Excluding Items	$0.44	$0.30	$2.68	$2.57

Notes
- For the three months and twelve months ended December 31, 2012 and 2011, dilution does not change basic earnings per share by more than 3 cents and is not material.

- In March 2009, Southern Company recorded a charge related to a settlement agreement with MC Asset Recovery, LLC (MCAR) to settle a lawsuit. Southern Company filed an insurance claim for a portion of the MCAR settlement amount. In June 2012, Southern Company received an insurance recovery related to this claim. Earnings for the twelve months ended December 31, 2012 include 2 cents a share for the MCAR insurance recovery.

- Certain prior year data has been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal year-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-K.